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                                   EXHIBIT 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                             YEAR ENDED
                                                               --------------------------------------
                                                               JULY 2,       JULY 3,        JUNE 27,
                                                                 1999          1998           1997
                                                               --------      --------      ----------
                                                                (MILLIONS OF DOLLARS, EXCEPT RATIOS)
EARNINGS:
Net Income.................................................     $49.9         $ 66.4         $ 64.3
Plus: Income Taxes.........................................      28.1           37.3           34.9
     Fixed Charges.........................................      17.2           19.9           29.2
     Amortization of Capitalized Interest..................       0.1            0.1            0.1
Less: Interest Capitalized During the Period...............      (0.1)          (1.0)            --
Undistributed earnings in equity investments...............      (3.2)          (0.1)          (3.1)
                                                                =====         ======         ======
                                                                $92.0         $122.6         $125.4
                                                                =====         ======         ======
FIXED CHARGES:
Interest Expense...........................................     $ 9.8         $ 12.5         $ 23.8
Plus: Capitalized Interest.................................       0.1            1.0             --
  Portion of Rents Deemed Representative of the Interest
     Factor................................................       7.3            6.4            5.4
                                                                -----         ------         ------
                                                                $17.2         $ 19.9         $ 29.2
                                                                =====         ======         ======
RATIO OF EARNINGS TO FIXED CHARGES.........................      5.53           6.16           4.29
                                                                =====         ======         ======

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